Exhibit 99.1

News Release

ARTHUR J. GALLAGHER & CO. UPDATES AT-THE-MARKET

EQUITY PROGRAM ACTIVITY AND OTHER SHARE INFORMATION

Itasca, IL, June 30, 2015 — Arthur J. Gallagher & Co. (NYSE: AJG) today announced that, during the second quarter 2015, the company sold approximately 3.1 million shares of its common stock under its “at-the-market” equity program(1) at a weighted average price of approximately $48.30 per share. These shares were issued primarily to have funds available to close early third quarter 2015 acquisitions, including the recently announced acquisition of William Gallagher Associates. In addition, during the second quarter 2015, Gallagher issued approximately 4.0 million shares, in connection with acquisitions and earnouts, at a weighted average price of approximately $48.25 per share. The table below provides actual information related to share issuances in first quarter 2015 and estimated information related to share issuance activity during the second quarter 2015 (in millions).

	Actual Shares Issued or Outstanding	Diluted Weighted Average Shares Outstanding

Actual at December 31, 2014	164.6	164.0

Actual 1st Quarter 2015 Activity
Impact on 1st Quarter 2015 weighted average shares for shares issued prior to December 31, 2014	—	1.8
Shares issued in 1st Quarter 2015 related to acquisitions and earnouts	1.3	0.6
Shares issued related to employee stock-based plans	0.8	0.4

Actual at March 31, 2015	166.7	166.8

Estimated 2nd Quarter 2015 Activity
Impact on 2nd Quarter 2015 weighted average shares for shares issued prior to March 31, 2015	—	1.1
Shares issued in 2nd Quarter 2015 related to acquisitions and earnouts	4.0	2.0
Shares issued related to employee stock-based plans	0.7	0.4
Shares issued in at-the-market equity program in anticipation of funding early 3rd Quarter 2015 acquisitions	3.1	1.6

Estimated at June 30, 2015	174.5	171.9

(1)	The company established its at-the-market equity program on November 20, 2013, permitting it to offer and sell, from time to time, up to $200 million of common stock through Morgan Stanley & Co. LLC as sales agent. At June 30, 2015, $15.6 million of common stock remained available under this program.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 30 countries and offers client-service capabilities in more than 140 countries around the world through a network of correspondent brokers and consultants.

Cautionary Statement

This press release contains estimates of actual shares issued or outstanding and diluted weighted average shares outstanding. The figures related to share issuances disclosed in the company’s next quarterly report on Form 10-Q may differ from these estimates, but the company does not expect them to differ materially. This press release also contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, statements regarding the company’s intended use of net proceeds from sales under the at-the-market equity program, the expected timing for closing the William Gallagher Associates transaction, and statements related to its actual shares issued or outstanding and diluted weighted average shares outstanding estimates. Important factors that could cause actual results to differ materially from those in the forward-looking statements include intervening events causing the failure of a closing condition to the William Gallagher Associates transaction; other events causing the acquisition not to be completed; worldwide and national economic conditions (including an economic downturn and uncertainty regarding the Euro zone); the difficulties inherent in combining the cultures and systems of different companies; and additional or corrected information relating to our share calculations. Please refer to Gallagher’s filings with the SEC, including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for a more detailed discussion of these and other factors that could impact its forward-looking statements.

Contact: Marsha J. Akin

Director – Investor Relations

630-285-3501/ marsha_akin@ajg.com

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